Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of N-able, Inc. of our report dated March 7, 2025 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in N-able, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP
Austin, Texas
March 13, 2025